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                                                                  EXHIBIT (c)(2)

DRAVO CORPORATION
11 Stanwix Street
Pittsburgh, PA 15222
412-995-5500 - FAX: 412-995-5594

                                 April 29, 1998

Carmeuse Lime, Inc.
390 East Joe Orr Road
Chicago Heights, IL 60411

Attention: W.S. Brown III
        President

Gentlemen:

     In connection with Carmeuse Lime, Inc.'s consideration of a possible business transaction, Dravo is prepared to make available to Carmeuse Lime, Inc. certain information concerning its business, financial condition, operations, assets and liabilities. As a condition to such information being furnished by Dravo, Carmeuse Lime, Inc. and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") agree to treat any such information (whether prepared by Dravo, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to Carmeuse Lime, Inc. or to its Representatives (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Carmeuse Lime, Inc. or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Carmeuse Lime, Inc. or its Representatives, (ii) was within the possession of Carmeuse Lime, Inc. prior to its being furnished pursuant hereto, provided that the source of such information was not known by Carmeuse Lime, Inc. to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Dravo or any other party with respect to such information or (iii) becomes available to Carmeuse Lime, Inc. on a non-confidential basis from a source other than Dravo or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Dravo or any other party with respect to such information.

     Carmeuse Lime, Inc. and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the companies, the Evaluation Material will be kept confidential and neither Carmeuse Lime, Inc. nor its Representatives will disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) Carmeuse Lime, Inc. may make any disclosure of such Evaluation Material to which Dravo gives its prior written consent and (ii) Evaluation Material may be disclosed only to such of Carmeuse Lime, Inc.'s Representatives who need to know such information for the sole purpose of evaluating a possible transaction between the companies, who agree to keep such information confidential. In any event, Carmeuse Lime, Inc. shall be responsible for any breach of this letter agreement by any of its Representatives and agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     Carmeuse Lime, Inc. agrees that neither it nor any of its Representatives will use any Evaluation Material in any manner that is detrimental to Dravo, including without limitation, by using any Evaluation Material in connection with the solicitation of any of the customers of Dravo, or otherwise for the purpose of obtaining a competitive advantage. In addition, Carmeuse Lime, Inc. agrees that, without the prior written
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consent of Dravo, neither it nor its Representatives will disclose to any other person the fact that the Evaluation Material has been made available, that discussions or negotiations are taking place concerning a possible transaction involving the companies or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of counsel to a party that such disclosure is required by law and then only with as much prior written notice to Dravo as is practical under the circumstances. Without limiting the generality of the foregoing, we further agree that, without the prior written consent of Dravo, Carmeuse Lime, Inc. will not, directly or indirectly, enter into any agreement, arrangement or understanding, with any other person regarding a possible transaction involving Dravo. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that Carmeuse Lime, Inc. or any of its Representatives is required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, Dravo shall be provided with prompt written notice of any such request or requirement so that Dravo may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Dravo, Carmeuse Lime, Inc. or any of its Representatives are nonetheless, in the written opinion of its counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, Carmeuse Lime, Inc. or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises is legally required to be disclosed, provided that Carmeuse Lime, Inc. exercise its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with Dravo to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If either of us decides not to proceed with a transaction contemplated by this letter agreement, it will promptly inform the other of that decision. In that case, or any time upon the request of Dravo for any reason, Carmeuse Lime, Inc. will promptly deliver to Dravo all documents (and all copies thereof) furnished pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by Carmeuse Lime, Inc. or its Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, both Carmeuse Lime, Inc. and its Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder.

     Carmeuse Lime, Inc. understands and acknowledges that Dravo makes no representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Neither Dravo nor any of its Representatives shall have any liability to Carmeuse Lime, Inc. relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     In consideration of the Evaluation Material being furnished hereunder, Carmeuse Lime, Inc. hereby further agrees that, without the prior written consent of the Board of Directors of Dravo, for a period of eighteen months from the date hereof, neither it nor its affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange act of 1934, as amended), acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of Dravo, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of Dravo; provided that nothing in this paragraph shall limit Carmeuse Lime, Inc. or any affiliates from making an offer to acquire the voting securities of Dravo if (a) the Board of Directors of Dravo has authorized an "auction" of such securities, or (b) Carmeuse Lime, Inc. is making a counteroffer to a proposed transaction for such securities.

     Each of us agrees that unless and until a final definitive agreement regarding a transaction has been executed and delivered, neither of us will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein.
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     It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that a party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or its Representatives have breached this letter agreement, then such party shall be liable and pay the reasonable legal fees incurred by the aggrieved party in connection with such litigation, including any appeal therefrom.

     This letter contains the entire understanding of the parties hereto with respect to the matter covered hereby and may be amended only by a written document executed by the party and you.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between us.

                                          Very truly yours,



                                          /s/ CARL A. GILBERT

CAG/pb

Accepted and agreed as of the date first written above:

By: /s/ W.S. BROWN
    ----------------------------------
    Name: W.S. Brown
    Title: President/CEO
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                         [DRAVO CORPORATION LETTERHEAD]

                                August 11, 1998

Lafarge Aluminates, Lime & Admixtures
17 Ter, Rue De La Vanne B.P. 560
92542 Montrouge Cedex
France

Attention: Mr. Alain Crouy
        President & CEO

Gentlemen:

     In connection with your consideration of a possible business transaction with Dravo, you agree to be bound by the terms of that certain letter agreement by and between Carmeuse Lime Inc. and Dravo dated April 29, 1998, a copy of which is attached hereto and made a part hereof. You also agree that your affiliated companies will be similarly bound and that you will be responsible for any breach of the said letter agreement by an affiliate.

                                          Very truly yours,



                                          /s/ CARL A. GILBERT

CAG/pb

Accepted and agreed as of the date first written above:

Lafarge Aluminates, Lime & Admixtures        Subject to DRAVO's written approval
                                             of LAFARGE LIME's involvement with
By: /s/ ALAIN B. CROUY                       CARMEUSE in this possible business
    --------------------------------         transaction.
    Name: Alain B. Crouy
    Title: President and CEO